D-1203013 v2

December 23, 2010

Oppenheimer Main Street Funds, Inc.
6803 S. Tucson Way
Centennial, CO 80112

Ladies and Gentlemen:

We have acted as counsel to Oppenheimer Main Street Funds, Inc., a Maryland corporation (the “Corporation”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the Corporation’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering the Class A, Class B and Class C shares of Common Stock, par value $.01 per share (the “Shares”), to be issued to Oppenheimer Principal Protected Main Street Fund II, a series of Oppenheimer Principal Protected Trust II (the “Acquired Fund”), pursuant to an Agreement and Plan of Reorganization, the form of which is being filed as part of the Registration Statement (the “Agreement”). The Agreement to be entered into by the Corporation and the Acquired Fund provides for the transfer of substantially all of the Acquired Fund’s assets to the Corporation in exchange solely for a number of Shares having an aggregate net asset value equal to the value of the transferred assets, and the distribution of such Shares pro rata to the Acquired Fund’s shareholders in complete liquidation of the Acquired Fund, all on the terms and conditions set forth in the Agreement.

     You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Agreement, the Corporation’s articles of incorporation, as amended and supplemented (the “Charter”), and bylaws, and the corporate action of the Corporation that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we also have relied on a certificate of an officer of the Corporation. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have further assumed that the number of Shares of each class issued pursuant to the Agreement, together with the Corporation’s outstanding shares, will not exceed the number of such shares authorized to be issued under the Charter. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Corporation. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that (1) the Shares being registered pursuant to the Registration Statement have been duly authorized for issuance by the Corporation; and (2) when issued and delivered to the Acquired Fund upon the terms provided in the Agreement, the Shares to be issued to the Acquired Fund pursuant to the Agreement will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP

D-1203013 v2